Exhibit 99.1

NEWS RELEASE

	Contacts:	Gregg Piontek, VP & CFO Newpark Resources, Inc. 281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Karen Roan, SVP Dennard ▪ Lascar Associates 713-529-6600

NEWPARK RESOURCES REPORTS 2013 FOURTH QUARTER

AND FULL YEAR RESULTS

Reports fourth quarter 2013 net income of $0.14 per diluted share

Increases share repurchase authorization from $50 million to $100 million

THE WOODLANDS, TX – FEBRUARY 13, 2014 – Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter and year ended December 31, 2013. Total revenues for the fourth quarter of 2013 were $262.5 million compared to $270.3 million in the fourth quarter of 2012. Net income for the fourth quarter of 2013 was $13.5 million, or $0.14 per diluted share, compared to $11.2 million, or $0.12 per diluted share, in the fourth quarter of 2012.

Fourth quarter 2013 results include a pre-tax gain of $2.7 million ($0.02 per diluted share) associated with the sale of assets within the U.S.-based completion services business. In addition, the fourth quarter was negatively impacted by a tax rate of 40%, primarily driven by operating losses generated in Brazil during the quarter, for which the recording of a tax benefit is not permitted. Brazil’s fourth quarter results also include $1.0 million ($0.01 per diluted share) of charges for value added tax assessments and restructuring charges.

For the full year 2013, total revenues were $1.107 billion compared to $1.038 billion in 2012. Net income for 2013 was $65.3 million, or $0.69 per diluted share, compared to $60.0 million, or $0.62 per diluted share, in 2012.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We produced a record year in terms of revenues and cash flow, in spite of challenges we faced in our drilling fluids segment during the fourth quarter. Fourth quarter results were negatively impacted primarily by reduced activity with four key customers across three regions. In the U.S, we also experienced a slowdown in customer activity in November and December, partly due to difficult weather conditions, as well as year-end budget constraints by some customers. Outside of the U.S., Canada experienced the anticipated seasonal improvement, while the temporary weakness in the EMEA region this quarter was expected. Brazil’s unfavorable sales mix was unexpected in the fourth quarter, and we are taking steps to manage through a tougher environment there.

“Moving to the operational highlights, we recently signed a new four year contract with Cairn Energy valued at approximately $40 million to deliver drilling fluids products and solids control equipment into India starting in the second half of 2014. Also, we are pleased with our progress on Evolution, with fourth quarter revenues reaching a new record of $34 million, bringing full year Evolution revenues to $120 million. Our Evolution products are experiencing success both domestically and internationally, and we have completed several successful wells in the international arena.

“Additionally, our mats segment produced another strong performance, with rental revenues reaching another quarterly record, benefitting from increased usage of our mats through all phases of exploration. Rental revenues increased nearly 50% from a year ago and 5% sequentially. We also completed an acquisition in the U.K. during the fourth quarter, a significant step in our strategy to expand our mat rental business in the international market. This acquisition brings us a base of operations from which to expand into the European market. As we have stated previously, we desire to diversify our mats business outside the U.S. market where we see growth opportunities. This acquisition is also important as it will serve to help fill the capacity of our new manufacturing facility that is nearing the construction phase.

“In summary, we are pleased to report another record revenue and cash flow year, while at the same time returning capital to shareholders to enhance shareholder value,” concluded Howes.

Acquisitions and divestitures

The Company announced the acquisition of Terrafirma Roadways (“Terrafirma”), a provider of temporary roadways and worksites based in the United Kingdom. The acquisition was completed in December 2013 for total cash consideration of $6.8 million. Prior to the acquisition, Terrafirma had been operating as a partner to Newpark since 2008 in developing a rental business with Durabase® composite mats, primarily focused in the utility industry in the U.K.

The Company also announced that the divesture of the U.S.-based completion services business was completed during the fourth quarter. The completion services business generated $3.3 million of revenues and $2.6 million of operating income during the fourth quarter of 2013, including a $2.7 million gain on the sale of assets.

As previously announced, subsequent to the fourth quarter, Newpark entered into a definitive agreement to sell its Environmental Services business to ecoserv, LLC. Under the terms of the agreement, Newpark will receive $100 million in cash, subject to adjustment based on working capital conveyed at closing.

SHARE REPURCHASE PROGRAM AUTHORIZATION INCREASED TO $100 MILLION

Subject to completion of the Environmental Services divestiture, the Company’s Board of Directors has amended the previously announced $50 million share repurchase program, doubling the repurchase authorization to $100 million. Since the program’s original authorization in April of 2013, a total of 1.4 million outstanding shares of Newpark common stock have been repurchased to date, at an average cost of $12.00 per share.

Segment Results

The Fluids Systems segment generated revenues of $212.1 million in the fourth quarter of 2013 compared to $229.3 million in the fourth quarter of 2012. Segment operating income was $15.2 million (7.1% operating margin), which includes the $2.7 million gain from the divestiture of the completion services business, in the fourth quarter of 2013 compared to $17.7 million (7.7% operating margin) in the fourth quarter of 2012.

The Mats and Integrated Services segment generated revenues of $34.9 million in the fourth quarter of 2013 compared to $26.6 million in the fourth quarter of 2012. Segment operating income was $15.2 million (43.7% operating margin) in the fourth quarter of 2013 compared to $10.8 million (40.8% operating margin) in the fourth quarter of 2012.

The Environmental Services segment generated revenues of $15.6 million in the fourth quarter of 2013 compared to $14.4 million in the fourth quarter of 2012. Segment operating income was $4.3 million (27.5% operating margin) in the fourth quarter of 2013 compared to $3.4 million (23.9% operating margin) in the fourth quarter of 2012.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss fourth quarter 2013 results, which will be broadcast live over the Internet, on Friday, February 14, 2014 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9835 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through February 28, 2014 and may be accessed by dialing (303) 590-3030 and using pass code 4663753#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2012, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, our customers’ activity levels in exploration and drilling, operating hazards inherent in the oil and natural gas industry, particularly offshore, our international operations, the availability of raw materials and skilled personnel, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2013	2013	2012	2013	2012

Revenues	$262,509	$285,708	$270,328	$1,107,357	$1,038,019

Cost of revenues	214,313	230,206	219,817	900,169	846,529

Selling, general and administrative expenses	25,253	25,433	24,217	99,530	86,352
Other operating income, net	(3,688)	(232)	43	(4,560)	(759)

Operating income	26,631	30,301	26,251	112,218	105,897

Foreign currency exchange loss	736	975	333	1,818	749
Interest expense, net	3,229	2,728	2,403	11,279	9,740

Income from operations before income taxes	22,666	26,598	23,515	99,121	95,408
Provision for income taxes	9,142	7,838	12,322	33,798	35,376

Net income	$13,524	$18,760	$11,193	$65,323	$60,032

Income per common share -basic:	$0.16	$0.22	$0.13	$0.77	$0.69
Income per common share -diluted:	$0.14	$0.20	$0.12	$0.69	$0.62

Calculation of Diluted EPS:
Net income	$13,524	$18,760	$11,193	$65,323	$60,032
Assumed conversion of Senior Notes	1,162	1,374	927	5,098	4,868
Adjusted net income	$14,686	$20,134	$12,120	$70,421	$64,900

Weighted average number of common shares outstanding-basic	85,669	85,775	84,602	85,095	87,522
Add: Dilutive effect of stock options and restricted stock awards	1,738	1,503	903	1,767	876
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	103,089	102,960	101,187	102,544	104,080

Income per common share - diluted	$0.14	$0.20	$0.12	$0.69	$0.62

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
	December 31,	September 30,	December 31,
(In thousands)	2013	2013	2012

Revenues
Fluids systems	$212,069	$233,020	$229,329
Mats and integrated services	34,856	35,112	26,612
Environmental services	15,584	17,576	14,387
Total revenues	$262,509	$285,708	$270,328

Operating income (loss)
Fluids systems	$15,158	$17,140	$17,714
Mats and integrated services	15,228	15,345	10,845
Environmental services	4,288	4,656	3,444
Corporate office	(8,043)	(6,840)	(5,752)
Total operating income	$26,631	$30,301	$26,251

Segment operating margin
Fluids systems	7.1%	7.4%	7.7%
Mats and integrated services	43.7%	43.7%	40.8%
Environmental services	27.5%	26.5%	23.9%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
	December 31,	December 31,
(In thousands, except share data)	2013	2012

ASSETS
Cash and cash equivalents	$65,840	$46,846
Receivables, net	280,445	323,439
Inventories	189,680	209,734
Deferred tax asset	11,874	11,596
Prepaid expenses and other current assets	11,601	12,441
Total current assets	559,440	604,056

Property, plant and equipment, net	279,342	253,990
Goodwill	94,064	87,388
Other intangible assets, net	29,244	41,018
Other assets	6,327	8,089
Total assets	$968,417	$994,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$12,867	$2,599
Accounts payable	93,001	114,377
Accrued liabilities	47,884	42,620
Total current liabilities	153,752	159,596

Long-term debt, less current portion	172,786	256,832
Deferred tax liability	39,509	46,348
Other noncurrent liabilities	21,316	18,187
Total liabilities	387,363	480,963

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 98,030,839 and 95,733,677 shares issued, respectively	980	957
Paid-in capital	504,675	484,962
Accumulated other comprehensive loss	(9,484)	(734)
Retained earnings	160,338	95,015
Treasury stock, at cost; 10,832,845 and 10,115,951 shares, respectively	(75,455)	(66,622)
Total stockholders’ equity	581,054	513,578
Total liabilities and stockholders' equity	$968,417	$994,541

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Year Ended December 31,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$65,323	$60,032
Adjustments to reconcile net income to net cash provided by operations:
Impairment charges	176	443
Depreciation and amortization	44,198	32,821
Stock-based compensation expense	9,699	7,103
Provision for deferred income taxes	(7,832)	1,358
Net provision for doubtful accounts	416	1,709
(Gain) loss on sale of assets	(3,178)	724
Excess tax benefit from stock-based compensation	(2,146)	-
Change in assets and liabilities:
Decrease in receivables	32,172	23,565
Decrease (increase) in inventories	16,431	(28,758)
Decrease (increase) in other assets	4,574	(641)
(Decrease) increase in accounts payable	(17,733)	13,702
Increase (decrease) in accrued liabilities and other	9,803	(1,813)
Net cash provided by operating activities	151,903	110,245

Cash flows from investing activities:
Capital expenditures	(67,929)	(43,955)
Proceeds from sale of property, plant and equipment	1,313	863
Proceeds from sale of a business	13,329	-
Business acquisitions, net of cash acquired	(6,776)	(53,075)
Net cash used in investing activities	(60,063)	(96,167)

Cash flows from financing activities:
Borrowings on lines of credit	254,390	364,426
Payments on lines of credit	(328,086)	(296,944)
Other financing activities	(25)	(40)
Proceeds from employee stock plans	8,328	1,059
Post-closing payment for business acquisition	-	(11,892)
Excess tax benefit from stock-based compensation	2,146	-
Purchase of treasury stock	(9,281)	(50,756)
Net cash (used in) provided by financing activities	(72,528)	5,853

Effect of exchange rate changes on cash	(318)	1,668

Net increase in cash and cash equivalents	18,994	21,599
Cash and cash equivalents at beginning of year	46,846	25,247

Cash and cash equivalents at end of year	$65,840	$46,846

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